Exhibit 5.1

September 1, 2023

US Lighting Group, Inc.

1148 East 222nd Street

Euclid, Ohio 44117

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by US Lighting Group, Inc., a Florida corporation (“USLG” or the “company”), of the following shares of the company’s common stock, $0.0001 par value (the “common stock”):

A.	An indeterminate number of shares of common stock issuable to Alumni Capital LP (“Alumni”) pursuant to a common stock purchase agreement between USLG and Alumni dated July 14, 2023 (the “purchase agreement”). The purchase agreement establishes an equity line pursuant to which USLG can elect to sell to Alumni up to $1.0 million of common stock (the “equity line shares”), subject to the terms of the purchase agreement; and

B.	6,666,667 shares of common stock (the “warrant shares”) issuable upon exercise of a common stock purchase warrant dated July 14, 2023 issued by the company to Alumni in connection with the purchase agreement (the “warrant”).

We have examined the documents and considered the legal matters that we consider necessary and relevant as the basis for our opinions included below. With respect to our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of these documents. As to questions of fact material to our opinions, we have, to the extent we considered appropriate, relied upon certain representations of officers of USLG.

The opinions set forth below are limited to the Florida Business Corporation Act. We are authorized to practice law in the State of Ohio only.

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Based on the foregoing, we are of the opinion that:

1.	The equity line shares issuable by USLG pursuant to the purchase agreement have been duly authorized and, when and if issued in accordance with the purchase agreement, will be legally issued, fully paid and nonassessable.

2.	The warrant shares issuable by USLG upon exercise of the warrant have been duly authorized and, when and if issued in accordance with the warrant, will be legally issued, fully paid and nonassessable.

With respect to the opinions in paragraphs 1 and 2 above, we express no opinion to the extent that: (i) notwithstanding the company’s current reservation of shares of common stock, future issuances of securities of USLG, antidilution adjustments to outstanding securities of USLG, or both, may cause the number of shares issuable upon: (x) sales pursuant to the purchase agreement, or (y) exercise of the warrant, to exceed the number of shares of common stock that then remain authorized but unissued; or (ii) the underlying documents authorizing the issuance of the equity line shares or warrant shares are amended, restated, canceled, or otherwise revised, after the date of this opinion.

We hereby consent to the inclusion of this opinion as an Exhibit 5.1 to the Registration Statement and to the use of our name as your counsel under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not admit that we are a member of the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated under the Securities Act.

Very truly yours,

/s/ Kohrman Jackson & Krantz LLP
Kohrman Jackson & Krantz LLP

CLEVELAND 1375 East Ninth Street One Cleveland Center + 29th Floor Cleveland OH 44114	COLUMBUS 10 West Broad Street One Columbus Center + Suite 1900 Columbus OH 43125	KJK.com A LAW FIRM BUILT FOR BUSINESS